Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Stock Option and Grant Plan of Quanterix Corporation, the 2017 Employee, Director and Consultant Equity Incentive Plan of Quanterix Corporation, and the 2017 Employee Stock Purchase Plan of Quanterix Corporation of our report dated March 19, 2018 with respect to the consolidated financial statements of Quanterix Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2017 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 19, 2018